Exhibit 10.2

CONNECTICUT DEVELOPMENT AUTHORITY

to

U.S BANK NATIONAL ASSOCIATION

(as successor-in-interest to Fleet National Bank),

As Trustee

FIRST AMENDMENT TO AMENDED AND RESTATED

INDENTURE OF TRUST

Dated as of October 1, 2008

Connecticut Development Authority

$62,000,000 Pollution Control Revenue Bonds

(The Connecticut Light and Power Company Project - 1996A Series)

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED INDENTURE OF TRUST, made and dated as of October 1, 2008 (the “First Amendment”), amending that certain Amended and Restated Indenture of Trust made and dated as of January 1, 1997 (the “Amended and Restated Indenture of Trust”), which Amended and Restated Indenture of Trust amended and restated that certain Indenture of Trust made and dated as of May 1, 1996 as heretofore supplemented and amended by a Supplemental Indenture dated as of May 1, 1996 (the “Original Indenture”), each by and between the Connecticut Development Authority, a body corporate and politic constituting a public instrumentality and political subdivision of the State of Connecticut, and U.S. Bank National Association (as successor-in-interest to Fleet National Bank), a national banking association organized, existing and authorized to accept and execute trusts of the character herein set out under and by virtue of the laws of the United States, with its principal office located in Hartford, Connecticut, as Trustee,

WITNESSETH THAT:

WHEREAS, the State Commerce Act, constituting Connecticut General Statutes, Sections 32-1a through 32-23zz, as amended (the “Act”), declares that there is a continuing need in the State (1) for economic development and activity to provide and maintain employment and tax revenues and to control, abate and prevent pollution to protect the public health and safety and (2) for assistance to public service businesses providing transportation and utility services in the State, and that the availability of financial assistance and suitable facilities are important inducements to industrial and commercial enterprises to remain or locate in the State and to provide industrial, recreation, urban and public service projects; and

WHEREAS, the Act provides that (1) the term “project” as used therein means any facility, plant, works, system, building, structure, utility, fixture or other real property improvement located in the State, and the land on which it is located or which is reasonably necessary in connection therewith, which is of a nature or which is to be used or occupied by any person for purposes which would constitute it as an economic development project, recreation project, urban project, public service project or health care project, and any real property improvement reasonably related thereto, and (2) a project may also include or consist exclusively of machinery, equipment or fixtures; and

WHEREAS, the Act defines economic development project to include “any project which is to be used or occupied by any person for . . . (2) controlling, abating, preventing or disposing land, water, air or other environmental pollution . . . or (3) the conservation of energy or the utilization of cogeneration technology or solar, wind, hydro, biomass or other renewable sources to produce energy for any industrial or commercial application”; and

WHEREAS, the Act provides that the Authority shall have power to determine the location and character of, and extend credit or make loans to any person for the planning, designing, acquiring, improving and equipping of, a project which may be secured by loan, lease or sale agreements, contracts and other instruments, upon such terms and conditions as the Authority shall determine to be reasonable, to require the inclusion in any contract, loan agreement or other instrument of such provisions for the construction, use, operation, maintenance and financing of the project as the Authority may deem necessary or desirable, to issue its bonds for such purposes, subject to the approval of the Treasurer of the State, and, as security for the payment of the principal or redemption price, if any, of and interest on any such bonds, to pledge or assign such a loan, lease or sale agreement and the revenues and receipts derived by the Authority from such a project; and

WHEREAS, the Authority, by a resolution adopted April 17, 1996, authorized the issuance of $62,000,000 principal amount of its Pollution Control Revenue Bonds (The Connecticut Light and Power Company Project - 1996A Series) (the “Bonds”) for the purpose of providing funds for the financing of construction of and additions to the pollution control and sewage and solid waste disposal facilities of The Connecticut Light and Power Company (the “Borrower”); and

WHEREAS, the Authority determined that the issuance, sale and delivery of the Bonds, as hereinafter provided, was needed to finance the cost of the Project, including necessary expenses incidental thereto, and concurrently with the execution of the Original Indenture the Authority and the Borrower entered into a Loan Agreement dated as of May 1, 1996 (the “Original Loan Agreement”), providing for a loan by the Authority to the Borrower for such purpose in an amount equal to the principal amount of the Bonds; and

WHEREAS, in order to further support the payment of the Bonds, the Borrower, concurrently with the execution of the Original Indenture, arranged for the delivery to the Paying Agent (as hereinafter defined) of an irrevocable Letter of Credit, dated the date of the delivery of the Bonds (the “Letter of Credit”), issued by Canadian Imperial Bank of Commerce, New York Agency, for the account of the Borrower in favor of the Paying Agent as beneficiary on behalf of the owners of the Bonds; and

WHEREAS, on May 21, 1996, the Authority issued the Bonds under and in accordance with the provisions of the Original Indenture; and

WHEREAS, in order to replace the Letter of Credit with a substitute Credit Facility (as such term is defined in the Original Indenture) consisting of credit support in the form of a bond insurance policy (the “Bond Insurance Policy”) issued by Ambac Assurance Corporation (the “Bond Insurer”) and liquidity support in the form of a standby bond purchase agreement, by and between the Borrower and Societe Generale, New York Branch, and to further secure the Bonds with the Borrower’s 1996 Series B First Mortgage Bonds (the “Mortgage Bonds”), the Authority and the Trustee have previously amended and restated in its entirety the Original Indenture pursuant to the Amended and Restated Indenture of Trust and the Authority and the Borrower have previously amended and restated in its entirety the Original Loan Agreement pursuant to that certain Amended and Restated Loan Agreement, dated as of January 1, 1997 (the “Amended and Restated Loan Agreement”); and

WHEREAS, the Borrower now desires to terminate and release the Bond Insurance Policy in accordance with and pursuant to the terms and provisions of a certain Release Agreement, dated as of October 1, 2008, by and among the Bond Insurer, the Borrower, the Trustee and the Authority (the “Release Agreement”); and

WHEREAS, the Authority, at the request of the Borrower, has determined to amend the Amended and Restated Indenture of Trust in order to provide for the amendments, modifications and other changes necessary to reflect the termination and release of the Bond Insurance Policy.

NOW THEREFORE, in consideration of the premises, mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties hereto, each being legally bound hereby, as follows:

ARTICLE I
AUTHORITY AND DEFINITIONS

Section 1.1.

Authority for First Amendment.  This First Amendment is executed in accordance with the provisions of Sections 10.2, 10.3 and 11.1 of the Amended and Restated Indenture of Trust and pursuant to the Act.

Section 1.2.

Definitions.  Capitalized terms used herein and not otherwise defined shall have the respective meanings accorded such terms in the Amended and Restated Indenture of Trust.

ARTICLE II
AMENDMENTS

Section 2.1.

Amendments.  (a) Section 1.2 of the Amended and Restated Indenture of Trust is hereby amended by the addition of a new subsection (J) to read as follows:

“(J)

From and after the date upon which there is no Insurance Policy in effect, all provisions relating to the Bond Insurer or the Insurance Policy, as the case may be, and all references to the Bond Insurer or the Insurance Policy, as the case may be, in the Agreement, the Mortgage Bonds, this Indenture, and the Bonds shall be ineffective.”

(b)

The second paragraph of Section 2.3(G)(4)(b) of the Amended and Restated Indenture of Trust is hereby amended to read as follows (bold type reflects additions to the text of said Section):

“Notwithstanding the foregoing, if the preconditions to conversion to another Mode or a new Rate Period within the Multiannual Mode established by the preceding paragraph are not met by 11:00 A.M. on the Conversion Date (i) the Paying Agent shall deem the proposed conversion to have failed and shall immediately notify the Trustee and the Remarketing Agent, (ii) such new Mode or Rate Period shall not take effect on the proposed conversion date, notwithstanding any prior notice to the Bondowner of such proposed conversion date, and (iii) the Bonds shall automatically convert to the Flexible Mode with a Rate Period of one day.  The Borrower shall by 1:00 P.M. on the proposed Conversion Date deliver to the Paying Agent sufficient funds to pay the Purchase Price.  In no event shall the failure of Bonds to be converted to another Mode for any reason be deemed to be, in and of itself, a Default or Event of Default under this Indenture, so long as the Purchase Price of all Bonds required to be purchased is made available as provided above.  Notwithstanding anything to the contrary contained herein,  in the event of a failed conversion which causes the Bonds to automatically convert to the Flexible Mode with one day Rate Periods, for so long as such Bonds constitute Borrower Bonds, the Borrower shall have the right to retain its Bonds on each Purchase Date and shall be deemed to have elected to retain its Bonds on each Purchase Date up to but not including the Purchase Date on which the Bonds are to be converted at the election of the Borrower to another Mode.  Nothing contained in the foregoing sentence shall in any way limit, modify, suspend or otherwise alter the obligation of the Borrower under the Loan Agreement to make payments in respect of interest due on such Bonds on each Purchase Date.”

ARTICLE III
MISCELLANEOUS

Section 3.1.

Severability.  If any provision of this First Amendment is held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

Section 3.2.

Applicable Law.  This First Amendment shall be governed by the applicable laws of the State of Connecticut.

Section 3.3.

Continuation of the Amended and Restated Indenture of Trust.  Except as expressly amended and supplemented by this First Amendment, the Amended and Restated Indenture of Trust is and shall remain in full force and effect in accordance with its terms.

Section 3.4.

Execution in Counterparts.  This First Amendment may be executed in counterparts, all such counterparts shall be deemed to be originals, and together, they shall constitute but one and the same instrument.

Section 3.5.

Effective Date.  This First Amendment shall become effective on the dated date hereof.

IN WITNESS WHEREOF, the Connecticut Development Authority has caused these presents to be signed in its name and behalf by an Authorized Representative, and U.S. Bank National Association, as Trustee, has caused these presents to be signed in its name and behalf by its duly authorized officer, as of the date first above written.

CONNECTICUT DEVELOPMENT AUTHORITY

By:  /s/ Karin A. Lawrence

Name:  Karin A. Lawrence

Authorized Representative

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:  /s/ Elizabeth C. Hammer

Name:  Elizabeth C. Hammer

Title:  Vice President

CONSENTED TO:

THE CONNECTICUT LIGHT AND POWER COMPANY

By:  /s/ Patricia C. Cosgel

Name:  Patricia C. Cosgel

Title:  Assistant Treasurer-Finance